UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 4, 2014
Date of Report (Date of earliest event reported)

NANO LABS CORP.
(Exact name of registrant as specified in its charter)

Colorado	333-171658	84-1307164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Ford Building 615 Griswold Street, 17th Floor Suite 1715 Detroit, Michigan	48226
(Address of principal executive offices)	(Zip Code)

(888) 806-2315
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Effective on March 4, 2014, the Board of Directors of Nano Labs Corp., a Colorado corporation (the "Company") approved the execution of that certain rescission agreement dated March 4, 2014 (the "Rescission Agreement") between the Company and Dr. Victor Castano, the Chief Scientific and Technological Officer and member of the Board of Directors ("Castano").

Previously, the Company and Castano had entered into that certain asset purchase agreement dated October 10, 2012 (the "Asset Purchase Agreement"), pursuant to which Castano sold, assigned and transferred to the Company all rights and assets related to Castano's Nano Coatings Technology (the "Nano Coating Technology") including, but not limited to: (i) all plans, specifications, drawings, concepts, designs, engineering studies and reports, test results, models, manufacturing processes and flowcharts; (ii) all raw materials, supplies, work in progress, finished product and lists of suppliers; (iii) all software programs and software codes relating thereto and all copies and tangible embodiments of the software programs and software code (in source and object code form) together with all documentation related to such programs and code; (iv) all intellectual property rights including all intellectual property, patent applications, patents, trademarks, tradenames, copyrights, and the exclusive right for us to hold ourselves out to be the successor to the Nano Coatings Technology;(v) all licenses to the Nano Coatings Technology and properties of third parties (including licenses with respect to intellectual property rights owned by third parties); (vi) claims, royalty rights, deposits, and rights and claims to refunds; (vii) all Internet domain names and registrations held by Castano that relate to the Nano Coatings Technology; (viii) all franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by any governmental authority; and (ix) copies of marketing and sales information, including pricing and customer lists. In consideration thereof and in accordance with the terms and provisions of the Asset Purchase Agreement, the Company issued an aggregate 101,000,000 shares of its restricted common stock to Dr. Castano.

The Board of Directors of the Company has determined that consummation of the Asset Purchase Agreement is not in the best interests of the Company or its shareholders in light of certain difficulties pertaining to the testing of the Nano Coating Technology and thus has determined that the Asset Purchase Agreement should be rescinded (the “Rescission”) and that all right, title and interest in and to the Nano Coating Technology shall be returned to Castano.

Therefore, in accordance with the tmers and provisions of the Rescission Agreement: (i) the Company and Castano agreed to rescind, cancel and set aside the Asset Purchase Agreement, including the terms and provisions regarding the issuance of the 101,000,000 shares of restricted common stock by the Company to Castano in exchange for the transfer to Castano of all right, title and interest in and to the Nano Coating Technology; (ii) Castano agreed to return to the Company the share certificate evidencing the 101,000,000 shares of restricted common stock of the Company issued to Castano; (iii) the Company agreed that all right, title and interest in and to the Nano Coating Technology shall be transferred to and in the name of Dr. Victor Castano; (iv) Castano agreed to resign as the Chief Scientific and Technological Officer and a member of the Board of Directors of the Company effective as of March 4, 2014; (v) both parites agreed to release and discharge each other from any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which they now have or may have hereafter, directly or indirectly, individually or in any capacity against each other by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of the Rescission Agreement, relating to the aforesaid Asset Purchase Agreement and Rescission; and (vi) from and at all times after the date of the Rescission Agreement, both parties shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless each other against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney’s fees, costs and expenses) incurred by or asserted against either party from and after the date thereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person relating to the Rescission Agreement, whether threatened or initiated, whether or not any such party is a party to any such action or proceeding, suit or the target of any such inquiry or investigation.

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

The Board of Directors accepted the resignation of Dr. Victor Castano as the Chief Scientific and Technological and Officer and Chairman and member of the Board of Directors of the Company effective as of March 4, 2014. The resignation of Mr. Castano is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices

Effective March 4, 2014, the Board of Directors appointed Bernardo Camacho Chararria as the Chairman of the Board of Directors. Mr. Chararria is also the President/Chief Executive Officer, Secretary and Treasurer/Chief Financial Officer of the Company.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Rescission Agreement dated March 4, 2014 between Nano Labs Corp. and Dr. Victor Castano.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANO LABS CORP.

DATE: March 6, 2014	By:	/s/ Bernardo Camacho Chararria
	Name:	Bernardo Camacho Chararria
	Title:	President/Chief Executive Officer